Exhibit (h)(53)

AMENDMENT NO. 7 TO

COMPLIANCE SERVICES AGREEMENT

AMENDMENT No. 7 made as of the 23rd day of September, 2014 between TD Asset Management USA Funds Inc. (the “Company”), a Maryland corporation, on its own behalf and on behalf of the portfolios listed on Schedule 2 (individually referred to as a “Fund” and collectively as “Funds”) and Citi Fund Services Ohio, Inc., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Compliance Services Agreement, dated June 1, 2007, between the Company and Citi as amended (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to revise the list of Funds;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Citi hereby agree as follows:

1.              Schedule 2.

Schedule 2 is deleted and replaced with the attached Schedule 2.

2.              Representations and Warranties.

(a) The Company represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto will be presented to and reviewed by the Board of Directors of the Company (the “Board”), and (iii) the Board has approved this Amendment.

(b) Citi represents that it has full power and authority to enter into and perform this Amendment.

3.              Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to this Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c ) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

TD ASSET MANAGEMENT USA FUNDS INC.
By:	/s/Kevin LeBlanc
Name:	Kevin LeBlanc
Title:	President & Chief Executive Officer

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jay Martin
Name	Jay Martin
Title:	President

SCHEDULE 2

Funds

TDAM Money Market Portfolio

TDAM U.S. Government Portfolio

TDAM Municipal Portfolio

TDAM California Municipal Money Market Portfolio

TDAM New York Municipal Money Market Portfolio

TDAM Short-Term Bond Fund

TDAM Institutional Money Market Fund

TDAM Institutional U.S. Government Fund

TDAM Institutional Municipal Money Market Fund

TDAM Institutional Treasury Obligations Money Market Fund

TDAM Core Bond Fund

TDAM High Yield Bond Fund

TDAM U.S. Equity Shareholder Yield Fund

TDAM U.S. Large Cap Core Equity Fund

TDAM Global Equity Shareholder Yield Fund

TDAM Global Low Volatility Equity Fund

TDAM Global All Cap Fund

TDAM Target Return Fund

TDAM U.S. Small-Mid Cap Equity Fund

TDAM 1- to 5- Year Corporate Bond Portfolio

TDAM 5- to 10- Year Corporate Bond Portfolio

TDAM Tactical Opportunities Fund*

*Expected to commence operations in October 2014.

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